Exhibit 10.428

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

On December 9, 2021, the Board of Directors (Board) approved increases to annual cash retainers for committee chairs and members effective January 1, 2022. They also approved an increase in the annual equity grant portion of the non-employee director compensation program, subject to stockholder approval at the 2022 Annual Meeting of Stockholders.

Cash Retainers

The Board approved a $10,000 increase in the annual cash retainer for the chairs of the Audit Committee and the Risk Committee and a $5,000 increase in the annual cash retainer for each other member of these committees. They also approved a $20,000 increase in the annual cash retainer for the chair of the Compensation Committee and a $5,000 increase in the annual cash retainer for each other member of the Compensation Committee. The Board also approved a $25,000 increase in the annual cash retainer for the chair of the Nominating and Governance Committee and a $5,000 increase in the annual cash retainer for each other member of this committee.

Each non-employee director receives an annual cash retainer in the amount of $100,000. With the increases approved on December 9, 2021, the chairs of each Board committee receive an annual cash retainer of $50,000. The other members of the Audit Committee and the Risk Committee each receive an annual cash retainer of $20,000. The other members of the Compensation Committee and the Nominating and Governance Committee each receive an annual cash retainer of $15,000.

There are no fees paid for attendance at board or committee meetings. The Board retains the discretion to establish special committees in the future and to pay a special retainer to the chair and the members of any such special committee.

Equity Grants

The Board approved a $30,000 increase in the annual equity grants for non-employee directors, subject to stockholder approval of the 2022 Stock Incentive Plan at the 2022 Annual Meeting of Stockholders. With this $30,000 increase, each non-employee director will receive an annual equity grant under the 2022 Stock Incentive Plan with an aggregate value of $215,000.  The equity grants will be 40% in stock options and 60% in restricted stock units.  Equity grants vest 25% on each of the first and second anniversaries of the date of grant and the remaining 50% on the third anniversary of the date of grant. In the event a new non-employee director is elected to the Board during the year, a pro-rata cash retainer amount with the same ratio between cash retainers and equity grants is granted to that individual.